                                                                    EXHIBIT 12.1


                        HAYES LEMMERZ INTERNATIONAL, INC.

                       RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)

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                                                           SUCCESSOR             PREDECESSOR
                                                           ----------    --------------------------
                                                                                            SIX
                                                           TWO MONTHS     FOUR MONTHS      MONTHS
                                                             ENDED           ENDED          ENDED
                                                            JULY 31,        MAY 31,        JULY 31,
                                                              2003           2003           2002
                                                           ----------     -----------     ---------
Earnings:
   Earnings (loss) before taxes on income, minority
     interest, cumulative effect of change in
     accounting principle and extraordinary gain on
     debt discharge....................................    $     (5.7)    $     27.8      $   (61.9)
Interest expense:
   Bank borrowings and long-term debt..................           8.1           22.7           34.7
   Subsidiary Preferred Stock dividends................           0.1             --            --
   Rentals (1).........................................           1.2            0.4            4.9
                                                           ----------     ----------      ---------
Earnings (loss) before interest expense, taxes
   on income, minority interest, cumulative
   effect of change in accounting principle
   and extraordinary gain on debt discharge............    $      3.7     $     50.9      $   (22.3)
                                                           ==========     ==========      =========

Fixed charges:
   Bank borrowings and long-term debt..................    $      8.1     $     22.7      $    34.7
   Subsidiary Preferred Stock dividends................           0.1             --            --
   Rentals (1).........................................           1.2            0.4            4.9
                                                           ----------     ----------      ---------
Total fixed charges....................................    $      9.4     $     23.1      $    39.6
                                                           ==========     ==========      =========


Ratio of earnings (loss) to fixed charges..............           N/A (2)       2.20            N/A (2)
                                                           ==========     ==========      =========
Coverage deficiency on fixed charges...................    $      5.7     $     --        $    61.9
                                                           ==========     ==========      =========

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(1) Interest component of rental expense.
(2) Earnings were inadequate to cover fixed charges.